Exhibit - 10.3
WM. WRIGLEY JR. COMPANY
RETENTION BONUS AWARD LETTER
Date:
Dear [                    ],
     As you are aware, on April 28, 2008, the Wm. Wrigley Jr. Company, a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger with Mars, Incorporated, New Uno Holdings Corporation and New Uno Acquisition Corporation (the “Merger Agreement”), whereby New Uno Acquisition Corporation will merge with and into the Company and the Company will operate as a separate, stand-alone business unit under Mars, Incorporated.
     1. Grant of Retention Bonus Opportunity. Upon the Effective Time (as defined in the Merger Agreement) and subject to your continued employment with the Company through the Effective Time and the provisions of this letter, you will be awarded a cash retention bonus opportunity from the Company (the “Retention Bonus”). The Retention Bonus will be equal to the product of (x) the per-share Merger Consideration as defined in the Merger Agreement ($80.00), and (y) the sum of (A) the number of restricted stock units subject to the Restricted Stock Unit Award Agreement between you and the Company, dated May     , 2008 (the “Award Agreement”) that were cancelled and were not vested as of the Effective Time, pursuant to Section 10 thereof, plus (B) fifty percent (50%) of the total number of restricted stock units originally subject to the Award Agreement, less applicable withholding.
     2. Payment of Retention Bonus. Subject to your continued employment with the Company through the second anniversary of the Effective Time, you will receive a lump sum cash payment of the Retention Bonus on the second anniversary of the Effective Time. In the event you are terminated by the Company without “Cause” (as defined below), or due to your Disability (as defined in the Award Agreement) or death, in each case after the Effective Time but prior to the second anniversary of the Effective Time, you will receive the Retention Bonus on an accelerated basis promptly following such qualifying termination of employment. In the event your employment terminates or is terminated for any other reason prior to the second anniversary of the Effective Time, you will not be entitled to, and will immediately forfeit any rights to, any Retention Bonus. For purposes of this letter, “Cause” shall have the meaning set forth in your severance agreement with the Company.
     3. No Rights to Continued Employment. In no event will the granting of the Retention Bonus be deemed to give you any right to continued employment by the Company or any successor.
     4. Interpretation. Any dispute regarding the interpretation of this letter shall be submitted by you or the Company to the Company’s Board of Directors for review. The resolution of such a dispute by the Company’s Board of Directors shall be final and binding on you and the Company.

CASH AWARD FOR SEVERANCE AGREEMENT HOLDERS OTHER THAN JULY RETIREES
     5. Binding Effect On Successors. The Company may assign any of its rights under this letter. This letter shall be binding upon and inure to the benefit of the successors and assigns of the Company.
     6. Section 409A. It is intended that this letter shall comply with the provisions of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations relating thereto so as not to subject you to the payment of additional taxes and interest under section 409A of the Code. In furtherance of this intent, this letter shall be interpreted, operated, and administered in a manner consistent with these intentions, and to the extent that any regulations or other guidance issued under section 409A of the Code would result in your being subject to payment of additional income taxes or interest under section 409A of the Code, you and the Company agree to amend this letter in order to avoid the application of such taxes or interest under section 409A of the Code. The Company will consult with you in good faith regarding the implementation of the provisions of this Section 6; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect to thereto.
     7. No Affect On Other Benefits. Any payments made hereunder shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or its affiliates or (ii) any agreement between the Company or its affiliates and you.
     8. Entire Agreement/Governing Law. This agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and shall be construed in accordance with and governed by the laws of the State of Delaware.

WM. WRIGLEY JR. COMPANY
By:
	Name:	William Perez
	Title:	President and Chief Executive Officer

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